SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         Current Report


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  May 22, 1996
                         (May 20, 1996)


                KANSAS CITY POWER & LIGHT COMPANY
     (Exact name of registrant as specified in its charter)



                              1-707
                    (Commission file number)


         MISSOURI                                       44-0308720
(State  of  other jurisdiction of                    (I.R.S. Employer
incorporation  or organization)                     Identification No.)


                           1201 Walnut
                  Kansas City, Missouri  64106
            (Address of principal executive offices)


                         (816) 556-2200
      (Registrant's telephone number, including area code)


                         NOT APPLICABLE
  (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

Amended and Restated Agreement and Plan of Merger

      Kansas City Power & Light Company (KCPL) and UtiliCorp United Inc. (UtiliCorp) have entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 20, 1996 (the Merger Agreement) which provides for a strategic "merger-of-equals" (the Transaction). Under the revised terms of the Merger Agreement, a wholly-owned subsidiary of KCPL would merger with and into UtiliCorp. UtiliCorp then would merge with and into KCPL forming the combined company. Shareholders of UtiliCorp would receive one share of KCPL common stock for each share of UtiliCorp common stock. KCPL shareholders would continue to hold their existing KCPL shares.

       The Transaction requires a majority of voting KCPL shareholders to approve the issuance of additional common stock. The Transaction also requires an affirmative vote representing over 50% of UtiliCorp's common stock. Each company is expected to hold a special shareholders' meeting within 90 days to obtain the respective shareholders' approval.

       The Merger Agreement and Transaction was unanimously approved by the Boards of Directors of both companies. The terms of the Merger Agreement are substantially the same as the previous merger agreement between the companies and is subject to the same regulatory approval process.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibit
     Number

      99.   Press Release, dated May 20, 1996, of Kansas City
            Power & Light Company.

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           KANSAS CITY POWER & LIGHT COMPANY

                           /s/Jeanie Sell Latz
                           Jeanie Sell Latz
                           Senior Vice President-Corporate Services


Date:  May 22, 1996

<EX-99>

                                                       Exhibit 99


FOR IMMEDIATE RELEASE

                    KCPL AND UTILICORP AMEND
                    TERMS OF MERGER AGREEMENT

            May 22 Vote on Previous Accord Cancelled

        KANSAS CITY, Missouri, May 20, 1996 -- Kansas City Power & Light Company (NYSE: KLT) and UtiliCorp United Inc. (NYSE: UCU) announced today that they have entered into an Amended and Restated Agreement and Plan of Merger. Under the revised terms of the merger, a new KCPL subsidiary would be created, and it would be merged into UtiliCorp. UtiliCorp then would be merged with KCPL to form the combined company. Shareholders of UtiliCorp would receive one share in the merged company for each UtiliCorp share held. KCPL shareholders would continue to hold their existing KCPL shares. Other substantive terms of the merger will remain the same. Previously, KCPL shareholders would have received one share of stock in a new company for each share held, while UtiliCorp shareholders would have received 1.096 shares for each share held.

     The transaction is anticipated to be tax-free for both
UtiliCorp and KCPL shareholders and will be accounted for as a pooling of interests. The revised merger agreement was unanimously approved by the boards of directors of both companies.

     The merger of equals will create a diversified energy company with total assets of approximately $6.4 billion and about
2.2 million customers in domestic and international markets.

     The boards of KCPL and UtiliCorp recommend that the initial annualized dividend upon completion of the merger be set at $1.85 per share. This compares to UtiliCorp's current dividend of $1.76 per share and KCPL's current dividend of $1.56 per share. Each company will continue its current dividend policy until completion of the merger.

     Drue Jennings, Chairman and Chief Executive Officer of KCPL, said, "This revised agreement preserves the significant benefits of the KCPL/UtiliCorp strategic merger for shareholders of both companies. The merger combines the strengths of both companies to form a diversified growth company, fully prepared to compete effectively in the deregulated utility industry. The merger is a friendly combination designed to distribute benefits equitably between shareholders and customers. We are confident it will receive all required regulatory approvals."

     "As we have stated since our first announcement, we believe that our merger will create a truly unique company with a winning growth strategy for the future," said Richard C. Green, Jr., Chairman and Chief Executive Officer of UtiliCorp United. "Both KCPL and UtiliCorp want the opportunity to make that happen. Business is about choices. And, in order to facilitate this merger, we have chosen another tack to ensure the delivery of benefits and value to our key constituents."

     Upon completion of the transaction, the board of the combined company will consist of 18 members: nine from KCPL and nine from UtiliCorp.

     KCPL and UtiliCorp shareholders will vote on the proposed transaction at separate special meetings expected to be held this summer. The amended Merger Agreement requires an affirmative vote by owners of a majority of the outstanding shares of UtiliCorp. The Agreement also calls for KCPL to issue new shares to complete the merger which will require, under New York Stock Exchange rules, approval by owners of a majority of the KCPL shares voting at a duly called meeting.

     The companies do not expect any interruption in the previously disclosed regulatory approval process. The two companies plan in the near future to file revised proxy soliciting materials pertaining to the amended merger with the Securities and Exchange Commission.

     As a result of the revised merger, both KCPL and UtiliCorp have cancelled the shareholder votes on the original merger proposal which were scheduled to be held at each company's annual meeting on May 22, 1996. Both annual meetings will still be held on May 22, 1996 to conduct all non-merger-related items of business on the agenda.

     Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

     UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, Great Britain, New Zealand, Australia, and Jamaica. In 1995, it launched EnergyOneSM, the first nationally branded line of products and services for electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through mergers and acquisitions and by starting non-regulated energy-related businesses.


KCPL:          MEDIA CONTACTS

               Pam Levetzow -- 816-556-2926
               Phyllis Desbien -- 816-556-2903

               INVESTOR CONTACTS

               David Myers -- 816-556-2312
               Andrea Bielskar -- 816-556-2595

               Joele Frank/Rhonda Barnat
               Abernathy MacGregor Scanlon
               212-371-5999

UtiliCorp:     MEDIA CONTACTS

               Jerry Cosley -- 816-467-3677
               Sally McElwreath -- 816-467-3596
               Media Relations -- 816-467-3000

               INVESTOR CONTACTS

               Dale Wolf -- 816-467-3536
               Ellen Fairchild -- 816-467-3506

               Michael Geczi
               Ogilvy Adams & Rinehart
               212-880-5200

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